EXHIBIT 99.1

Qrons Inc. Provides Second Quarter 2026 Shareholder Update

QRONS INC. AND FIRST PERSON LTD.

Q2 2026 Shareholder Update

From: Cory Rosenberg, President and Chief Executive Officer of Qrons Inc. and First Person Ltd.

Date: August 14, 2026

Dear Shareholders,

During the second quarter of 2026, we focused on completing the operating foundation for growth and beginning early execution. Unless otherwise indicated, the operating information in this update is based on internal company records, is preliminary and unaudited, has not been prepared in accordance with generally accepted accounting principles, and may be revised. Certain figures below describe our current business mix rather than growth over a prior period; where an early-stage product or activity is referenced, they may not be indicative of future results. During the quarter and through July 2026, we:

•	Reactivated paid acquisition, lifecycle marketing (email and SMS) and creator outreach as part of a renewed customer-acquisition effort
•	Continued the rollout of Think Fast, our coffee product made with proprietary Crystallized Lion’s Mane, which generated early customer orders since its Q2 2026 launch, primarily through organic demand; these sales volumes remain at an early stage
•	Realized lower per-unit product costs following the transition to a domestic supplier for our encapsulated products
•	Grew inventory levels across the product portfolio to support current demand and potential near-term growth opportunities
•	Generated a substantial majority of gross sales from subscription orders during the quarter, based on preliminary internal records
•	Completed a preliminary, single-participant evaluation of Think Fast at Peak Brain Institute using qEEG and IVA-2 testing
•	Continued discussions with a strategic partner regarding additional financing, and marketing support; no definitive agreement has been executed
•	Continued discussions with a strategic partner for a potential business-to-business licensing opportunity; no definitive agreement has been executed
•	Began a coordinated public relations, creator and partnership program to broaden First Person’s reach across cognitive performance, active lifestyle, wellness, coffee, and functional beverages

Customer Acquisition and Marketing

During the quarter we reactivated paid acquisition, lifecycle marketing (email and SMS), and creator outreach. These activities are at an early stage, and any related operating measures are preliminary, based on internal records, and may be affected by campaign timing, attribution methodology and the small comparative base.

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We are expanding this work through public relations, creator gifting, and strategic-partnership development. These efforts are designed to broaden First Person’s reach while reinforcing paid and organic marketing activity.

Building Brand and Market Visibility

First Person will continue serving the broader wellness consumer while expanding its relevance across focus, productivity, mental readiness, and active performance. Initial efforts will center on earned media, authentic creator exposure, and partnerships that create natural opportunities for product trial and visibility.

The Quality of the Growth

First Person’s product portfolio includes its Sunbeam, Golden Hour and Moonlight supplements and its newly launched Think Fast coffee. Based on preliminary internal records for the second quarter of 2026, a substantial majority of orders were placed on subscription, and a meaningful share of orders included more than one product, with customers combining Sunbeam, Golden Hour, Moonlight, and Think Fast into a full daily routine built around focus and cognitive performance. These operating measures are unaudited and subject to adjustment. Management believes the purchasing pattern reflects interest across the product line and that subscription orders provide a recurring revenue base that improves visibility into future demand, but historical ordering behavior does not assure future retention, repeat purchases or revenue.

Think Fast, launched in 2026, generated early customer orders during the period, primarily through organic demand and ahead of significant paid marketing support. These volumes are at an early stage and are not indicative of future sales or revenue.

Think Fast pairs a premium single-origin Costa Rican coffee base, supplied through the strategic partner that supported the product’s launch, with First Person’s own proprietary Crystallized Lion’s Mane extract. The next phase is to continue to differentiate Think Fast through its technology, taste, solubility, absorption, and measured cognitive-performance results, supported by creator sampling, earned media, and point-of-consumption partnerships.

Preliminary Product Evaluation – Further Deepening Our Moat

As part of product development, Think Fast was evaluated at Peak Brain Institute using quantitative electroencephalography (qEEG) and the IVA-2 continuous-performance test. The evaluation was a before-and-after assessment of one participant consuming a single serving of Think Fast and did not include a placebo or regular-coffee control and was not participant-blinded. In the evaluation, the measured changes included: an approximately 26% increase in the overall attention score, an approximately 28% improvement in visual reaction time, and an increase in alpha peak frequency in measured brain regions associated with executive and language functions.

Management believes that those results are supported by our proprietary Crystallized Lion’s Mane, a fully soluble, tasteless form of lion’s mane produced through a proprietary extraction and co-crystallization process that, to our knowledge, has not been replicated by another consumer brand in the category. In a market crowded with commodity mushroom powders, we believe this gives First Person a differentiated evidence base and a meaningful competitive advantage as we scale. We also believe the preliminary observations support further controlled evaluation.

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The observations do not establish that Think Fast caused the changes, are not evidence of clinical efficacy, and should not be generalized to other consumers. Individual results may vary.

Our Technology Is Also a Business

The company’s ingredient platform may also create a second business opportunity. We are discussing potential licenses of our ingredient technology with other companies, which could create a business-to-business revenue stream separate from direct-to-consumer sales. No definitive agreement has been executed, and there can be no assurance that an agreement will be reached or, if reached, on what terms.

The Foundation Is Built to Scale

Based on current inventory and production planning, management believes the operational foundation can support greater volume. Inventory is currently stocked across the portfolio, production is staged ahead of current demand and the supply chain is operating. With the core infrastructure now in place, management can direct more attention and capital toward customer acquisition, brand visibility, and strategic partnerships. These conditions may change and do not assure that demand will develop or that the company will be able to scale profitably.

Unit Economics and Cost Structure

Based on preliminary internal cost analysis, moving production to a domestic supplier reduced per-unit cost of goods by approximately 25%-35% for comparable products relative to the prior supplier. The improvement varies by product and volume and has not been audited. Preliminary internal records for the second quarter also indicate that a substantial majority of gross sales were generated through subscription orders and that a meaningful portion of sales was attributed by the company’s marketing systems to owned email and SMS channels. Attribution methodologies have limitations, and these measures may be revised. The timing of profitability will depend on customer acquisition costs, marketing investment, sales volume, product margins and broader corporate expenses.

Strategic Partnership: Phase 2

We continue to discuss a potential next phase of our relationship with the strategic partner that supported the inventory restart and Think Fast launch. The discussions concern possible additional financing, marketing infrastructure and complementary product opportunities.

The discussions currently contemplate an additional infusion of cash and the possible settlement of amounts advanced through the issuance of Qrons Inc. shares rather than cash. No amount, valuation, number of shares, pricing formula, closing date or other material terms have been agreed.

No definitive agreement has been executed, final terms remain subject to negotiation and required approvals, and there can be no assurance that a transaction will be completed. Any issuance of Qrons Inc. shares would dilute existing shareholders. If a material definitive agreement is executed or securities are issued, the Company intends to make any disclosure required under the federal securities laws.

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Corporate & Compliance

I also want to be direct about where we stand on reporting and trading status, and what we intend to do about it.

We have not completed our outstanding audits and SEC periodic reports. As stated in April, we paused the audit process and associated expenditures to prioritize operating activities. The Company’s common stock is currently quoted on the OTC Expert Market and, based on the current OTC Markets designation, is eligible only for unsolicited customer quotations. This status materially limits market visibility and liquidity.

Our plan from here is as follows:

First, subject to confirming the Company’s eligibility and obtaining final Board and legal approval, we intend to file a Form 15 to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act of 1934. If the applicable requirements are satisfied, filing the Form 15 generally suspends immediately our future Section 13(a) reporting obligations arising solely from that registration, and deregistration generally becomes effective 90 days after filing. The Form 15 would not eliminate obligations for reports that were due before the filing or any separate reporting obligation that may apply.

Second, following the effectiveness of the deregistration and once the Company is eligible to use the Alternative Reporting Standard, we intend to publish the required disclosure through OTCIQ and complete the applicable management certification, verified company profile and other requirements. We expect to begin with annual financial statements and related disclosure for 2025 and 2024, followed by the required quarterly reports. Once the required disclosure is current, we intend to seek qualification for the OTCID Basic Market. Qualification for OTCID is subject to OTC Markets Group’s review and does not, by itself, establish eligibility for proprietary broker-dealer quotations.

Third, after establishing current alternative-reporting disclosure, we intend to apply for admission to the OTCQB Venture Market and request that OTC Markets Group conduct an Initial Review for quotation eligibility as part of the OTCQB application process. If OTC Markets Group agrees to conduct the Initial Review and makes a favorable determination, OTC Link ATS would submit the applicable modified Form 211 information to FINRA. We do not presently intend to retain a separate sponsoring broker-dealer to file a Form 211. Admission to OTCQB and completion of the Initial Review are not assured and would require the Company to satisfy the applicable eligibility requirements, including audited annual financial statements, the minimum bid-price requirement, public-float and shareholder requirements, transfer-agent participation and applicable corporate-governance standards.

Fourth, after proprietary quotation eligibility has been established, and as funding and circumstances allow, we may evaluate a future return to SEC reporting. Possible paths could include filing a registration statement under the Securities Act, registering the common stock under the Exchange Act on Form 10, or conducting a qualified Regulation A offering. These alternatives have different eligibility, review and ongoing reporting implications, and any selected path would require additional work, expense and regulatory review.

I want to be clear that this is a sequence, not a schedule. Each step depends on the one before it, several depend on third parties we do not control, including OTC Markets Group and FINRA, and some depend on capital we do not yet have. None of these steps or outcomes is assured. We are not going to set dates we cannot meet. We will report progress as each step is completed.

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What’s Next

•	Continue to scale customer acquisition now that the funnel, creative, and lifecycle infrastructure are active
•	Work to improve conversion and efficiencies as marketing activity continues
•	Launch coordinated media outreach and creator gifting across priority brand and product themes
•	Explore strategic partnerships across sports, hospitality, coffee, wellness, and point-of-consumption environments
•	Formalize the ingredient-technology licensing opportunity
•	Advance the corporate and compliance steps described above

Public-Facing Company Update

Subsequent to this shareholder update, the Company expects to continue to update shareholders through public announcements posted on the OTC Markets website under the symbol QRON and distributed over a public newswire.

Closing

We believe the company has established an operating foundation that includes a an expanding product portfolio, a growing subscriber base, proprietary company-developed ingredient technology, and a supply chain positioned to support additional volume. Our focus is on converting that foundation into broader awareness, customer acquisition, and sustainable growth while addressing the reporting and market-quotation items described above. My goal is not simply for First Person to recover, but to build it into a defining brand in cognitive performance.

Sincerely,

Cory Rosenberg

President and Chief Executive Officer,

Qrons, Inc. and First Person Ltd.

This communication contains forward-looking statements, including statements regarding anticipated growth, customer acquisition, brand and market visibility, further product evaluation, the potential licensing of ingredient technology, prospective strategic partnerships and financing, inventory and production capacity, cost structure and margins, the Company’s eligibility for and intended filing of a Form 15, future alternative reporting disclosure, qualification for OTCID or OTCQB, eligibility for proprietary broker-dealer quotations, and a possible future Form 10 registration statement or Regulation A offering. Forward-looking statements are not statements of historical fact and may be identified by words such as expects, plans, intends, believes, anticipates, may, will and similar expressions. These statements are based on management’s current expectations and are subject to risks and uncertainties, including the Company’s delinquency in its Exchange Act reporting obligations, the possibility that the Company is not eligible to file or obtain the intended relief under Form 15, OTC Markets Group and FINRA requirements and discretion, the limited liquidity of the Company’s common stock, the need for additional capital, a history of operating losses, dependence on a limited product line and third-party suppliers, product and advertising regulation, potential dilution, and the risk that contemplated agreements or market qualifications are not completed. Actual results may differ materially. The Company undertakes no obligation to update any forward-looking statement except as required by law. The operating information in this update is preliminary and unaudited, is derived from internal records, is not a substitute for financial statements prepared in accordance with generally accepted accounting principles and may be revised.

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